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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                                                               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended   Six Months Ended
                                          June 30             June 30
                                     ------------------  ------------------
                                        1994     1993      1994     1993
                                       -----    -----     -----    -----
EARNINGS:
Income before income taxes          $159,194   139,401   241,197  249,243
Add: fixed charges                    15,392    17,121    32,870   34,363
                                     -------   -------   -------  -------
   Income, as adjusted              $174,586   156,522   274,067  283,606
                                     =======   =======   =======  =======

FIXED CHARGES:
Interest costs                       $10,358    10,773    20,212   21,614
Rental expense (1)                     5,034     6,348    12,658   12,749
                                     -------   -------   -------  -------
   Total fixed charges               $15,392    17,121    32,870   34,363
                                     =======   =======   =======  =======

FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS:
Fixed charges                        $15,392    17,121    32,870   34,363
Preferred stock dividends              4,591     4,553     9,194    9,117
                                     -------   -------   -------  -------
   Total fixed charges and preferred
     stock dividends                 $19,983    21,674    42,064   43,480
                                     =======   =======   =======  =======

Ratio of earnings to fixed charges     11.34      9.14      8.34     8.25
                                     =======   =======   =======  =======

Ratio of earnings to combined fixed
 charges and preferred stock dividends  8.74      7.22      6.52     6.52
                                     =======   =======   =======  =======

(1) Interest portion deemed implicit in total rent expense.